                                                                    Exhibit 99.5

July 27, 2000

Board of Directors
Jones Pharma Incorporated
1945 Craig Road
St. Louis, Missouri 63146


Members of the Board:

We hereby consent to the use of our opinion letter dated July 11, 2000 to the Board of Directors of Jones Pharma Incorporated ("Jones"), included as Annex C to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 of King Pharmaceuticals, Inc. relating to the proposed merger involving Jones and King Pharmeceuticals, Inc., and to the references therein to such opinion in the section entitled "Opinions of Financial Advisors--Opinion of Jones' Financial Advisor."

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Chase Securities Inc.


/s/ Drew Quigley
-------------------------------
By: Andrew Quigly
Its: Vice President